Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Net Income of $25.3 Million for the Third Quarter and 10% Annualized Average Loan Growth

Warsaw, Indiana (October 25, 2023) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $25.3 million for the three months ended September 30, 2023, which represents a decrease of $3.3 million, or 11%, compared with net income of $28.5 million for the three months ended September 30, 2022. Diluted earnings per share were $0.98 for the third quarter of 2023 and decreased 12% compared to $1.11 for the third quarter of 2022. On a linked quarter basis, net income increased 73%, or $10.6 million, from second quarter 2023 net income of $14.6 million, or $0.57 diluted earnings per share.

The company further reported net income of $64.1 million for the nine months ended September 30, 2023, versus $77.8 million for the comparable period of 2022, a decrease of 18%, or $13.7 million. Diluted earnings per share also decreased 18% to $2.49 for the nine months ended September 30, 2023, versus $3.03 for the comparable period of 2022.

“We are particularly proud of the double-digit organic loan growth we have experienced over the last year with solid, diversified growth in our agricultural, commercial real estate and consumer loan sectors. While commercial and industrial loan growth has been muted in 2023, we're excited by the business development efforts underway and remain well positioned in every market for the return to growth in this sector. Clearly, our C&I borrowers are continuing to manage their balance sheets conservatively as line usage remains at historical lows and cash balances remain elevated with these clients,” commented David M. Findlay, Chief Executive Officer. “We remain in a robust liquidity position and are very pleased with our deposit retention in a challenging environment.”

Quarterly Financial Performance

Third Quarter 2023 versus Third Quarter 2022 highlights:

•Return on average equity of 16.91%, compared to 19.39%
•Return on average assets of 1.54%, compared to 1.80%
•Loan growth of $381.1 million, or 8%
•Investments as a percentage of total assets decreased to 17% from 21%
•Deposit contraction of $7.1 million, or less than 1%
•Net interest margin contracted by 36 basis points from 3.57% to 3.21%
•Provision expense of $400,000, compared to no provision expense
•Watch list loans as a percentage of total loans of 3.83% compared to 3.63%
•Noninterest income increased $671,000, or 7%
•Noninterest expense increased $1.2 million, or 4%
•Total risk-based capital ratio of 15.14% compared to 15.38%
•Tangible capital ratio of 8.62%, compared to 8.20%

Third Quarter 2023 versus Second Quarter 2023 highlights:

•Return on average equity of 16.91%, compared to 9.70%
•Return on average assets of 1.54%, compared to 0.91%
•Average loan growth of $52.0 million, or 1%
•Core deposit growth of $124.9 million, or 2%
•Net interest margin contracted by 7 basis points from 3.28% to 3.21%
•Provision expense of $400,000, compared to $800,000
•Watch list loans as a percentage of total loans remained at 3.83%

•Noninterest income decreased $666,000, or 6%
•Noninterest expense decreased $13.6 million, or 32%
•Total risk-based capital ratio of 15.14%, compared to 14.93%
•Tangible capital ratio of 8.62%, compared to 9.04%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets was 15.14% at September 30, 2023, compared to 15.38% at September 30, 2022, and 14.93% at June 30, 2023. These capital levels are well in excess of the 10.00% regulatory threshold required to be characterized as “well-capitalized” and represent a strong capital position.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 8.62% at September 30, 2023, compared to 8.20% at September 30, 2022 and 9.04% at June 30, 2023. Unrealized losses from available-for-sale investment securities were $266.4 million at September 30, 2023, compared to $256.1 million at September 30, 2022 and $202.0 million at June 30, 2023. When excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets was 11.74% at September 30, 2023 compared to 11.32% at September 30, 2022, and 11.45% at June 30, 2023.

Findlay stated, “Our strong capital structure positions us well for a continuation of our long history of organic loan growth in the Lake City Bank footprint. This robust capital position reflects the balance sheet strength that's resulted from healthy and consistent profitability.”

As announced on October 10, 2023, the board of directors approved a cash dividend for the third quarter of $0.46 per share, payable on November 6, 2023, to shareholders of record as of October 25, 2023. The third quarter dividend per share represents a 15% increase from the $0.40 dividend per share paid for the third quarter of 2022 and is unchanged from the dividend paid in August 2023.

Kristin L. Pruitt, President, added, “Our strong dividend growth rate translates to a strong return for our shareholders. We are pleased to support this 15% dividend growth and to continue to maintain a strong capital foundation with 7% annual growth in tangible common equity.”

Loan Portfolio

Total loans outstanding increased by $381.1 million, or 8%, from $4.49 billion as of September 30, 2022, to $4.87 billion as of September 30, 2023. On a linked quarter basis, total outstanding loans increased by $8.7 million, or less than 1%, from $4.86 billion as of June 30, 2023. Linked quarter loan growth was positively impacted by an increase in consumer loans of $19.8 million, or 4%, and offset by a reduction in commercial loans of $11.0 million, or less than 1%.

Average total loans were $4.85 billion in the third quarter of 2023, an increase of $433.8 million, or 10%, from $4.42 billion for the third quarter of 2022, and an increase of $52.0 million, or 1%, from $4.80 billion for the second quarter of 2023.

“We are experiencing healthy loan growth on both the commercial and retail business fronts. Our growth in the commercial real estate portfolio represents in-market lending to in-market clients for land acquisition and construction, particularly in the Indianapolis market. This variable rate loan activity further contributes to the asset sensitivity of the bank's balance sheet. Continued demand for multifamily, logistics and distribution projects is fueling this growth,” stated Findlay. “Our liquidity remains strong, with the loan to deposit ratio hovering in the 80% to 90% range throughout the year. Despite the long-anticipated shift in deposits, we are effectively managing the funding of our strong loan growth with a focus on core deposit retention and growth.”

Commercial loan originations for the third quarter included approximately $388.0 million in loan originations offset by approximately $399.0 million in commercial loan pay downs. Line of credit usage decreased to 39% at September 30, 2023, compared to 42% at September 30, 2022 and 40% at June 30, 2023. Total available lines of credit expanded by $345.0 million, or 8%, as compared to a year ago, and line usage decreased by $17.0 million, or 1%, for the same period. The company has limited exposure to commercial office space borrowers, all of which are located in the bank's Indiana markets. Loans totaling $71.9 million for this sector represented 1.5% of total loans at September 30, 2023.

Diversified Deposit Base

The bank's diversified deposit base has remained stable on a year over year basis and on a linked quarter basis.

DEPOSIT DETAIL
(unaudited, in thousands)

	September 30, 2023		June 30, 2023		September 30, 2022
Retail	$1,761,235	31.1%	$1,821,607	33.6%	$2,056,626	36.3%
Commercial	2,154,853	38.1	2,082,564	38.4	2,116,390	37.4
Public fund	1,563,557	27.7	1,450,527	26.7	1,481,100	26.1
Core deposits	5,479,645	96.9	5,354,698	98.7	5,654,116	99.8
Brokered deposits	177,430	3.1	68,361	1.3	10,017	0.2
Total	$5,657,075	100.0%	$5,423,059	100.0%	$5,664,133	100.0%

Total deposits decreased $7.1 million, or less than 1%, from $5.66 billion as of September 30, 2022 to $5.66 billion as of September 30, 2023. The decrease in total deposits was driven by a decrease in core deposits of $174.5 million, or 3%. Total core deposits were $5.5 billion and represent 97% of total deposits as compared to $5.7 billion and 100%, respectively, at September 30, 2022. Brokered deposits increased by $167.4 million to $177.4 million at September 30, 2023, accounting for 3% of total deposits at quarter end.

The composition of core deposits reflects continued growth in commercial deposits to $2.2 billion, or 38% of total deposits, and stability in public funds at $1.6 billion or 28% of total deposits. Retail deposits have contracted by $296 million since September 30, 2022 and currently represent 31% of total deposits at $1.8 billion. Net retail deposits outflows since September 30, 2022 reflect the continued utilization of deposits from peak savings levels during 2021.

On a linked quarter basis total deposits increased $234.0 million, or 4%, from $5.42 billion at June 30, 2023 to $5.66 billion at September 30, 2023, and core deposits increased by $124.9 million, or 2%. Linked quarter expansion in core deposits resulted from growth in public fund deposits, of $113.0 million, or 8%, and growth in commercial deposits of $72.3 million, or 3%. Offsetting these increases was a contraction in retail deposits of $60.4 million, or 3%. An increase in brokered deposits of $109.1 million, or 160%, also contributed to the linked quarter increase in total deposits.

“With the deposit challenges impacting the banking sector during the first nine months of the year, we are pleased with our deposit trends and with the growth we have experienced with our commercial depositors. Our monitoring of average checking account balances highlights that all three core deposit sectors continue to operate with higher levels of liquidity when compared to pre-pandemic levels,” noted Findlay. “While average balances per account have dropped from their peak in 2021, we have done a terrific job of retaining client deposits and this contributes to our solid liquidity position.”

Average total deposits were $5.57 billion for the third quarter of 2023, a decrease of $66.0 million, or 1%, from $5.64 billion for the third quarter of 2022.
On a linked quarter basis, average total deposits increased by $21.3 million, or less than 1%, from $5.55 billion for the second quarter of 2023.Total average time deposits drove the increase in linked quarter average deposit growth, increasing $141.2 million, or 17%. The increase in average time deposits was offset by decreases in average balances for interest bearing checking, noninterest bearing checking and savings accounts between the two quarters.

Checking accounts by deposit sector, which include demand deposits and interest-bearing checking accounts, continue to maintain balances that are higher than pre-pandemic levels. Since December 31, 2019, commercial checking account balances have grown by $915.6 million, or 83%, retail checking account balances have grown by $241.9 million, or 37%, and public fund checking account balances have grown by $419.4 million, or 50%. Importantly, the number of checking accounts have grown since December 31, 2019 by 18% for commercial checking accounts, by 9% for retail checking accounts and by 3% for public fund checking accounts. Overall, all three sectors have grown in balance and in number of accounts since December 31, 2019.

Checking account trends compared to a year ago at September 30, 2022 demonstrate checking account balance growth of $108.8 million, or 6%, for commercial checking account balances, offset by a contraction of $219.9 million, or 20%, for retail checking account balances and a contraction of $166.7 million, or 12%, for public fund checking account balances. These trends demonstrate continued organic growth of commercial deposits and 3% growth in the number of commercial checking accounts as compared to September 30, 2022. Retail checking account balance declines reflect the anticipated utilization of excess liquidity by our retail customers from peak levels experienced during 2022. The number of retail accounts have grown by 2% since September 30, 2022. Public funds checking account balance declines, as compared to a year ago, demonstrate the utilization of stimulus funding received by our public fund depositors even as the number of accounts are largely unchanged during the past year. Importantly, a deposit mix shift from noninterest bearing deposits to interest bearing deposits has resulted in response to the rise in deposit interest rates.

Uninsured deposits not covered by FDIC deposit insurance were 54% as of September 30, 2023, unchanged from June 30, 2023, and March 31, 2023. Uninsured deposits not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund (which insures public fund deposits in Indiana), were 28% of total deposits as of September 30, 2023, unchanged from June 30, 2023, and down from 29% as of March 31, 2023. As of September 30, 2023, 98% of deposit accounts had deposit balances less than $250,000.

Liquidity Overview

The bank has robust liquidity resources. These resources include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve Bank Discount Window and the Federal Reserve Bank Term Funding Program. In addition, the bank has unsecured borrowing capacity through long established relationships within the brokered deposits markets, Federal Funds lines from correspondent bank partners, and Insured Cash Sweep (ICS) one-way buy funds available from the Intrafi network. As of September 30, 2023, the company had access to $3.3 billion in unused liquidity available from these aggregate sources, compared to $3.3 billion at September 30, 2022 and $2.9 billion at June 30, 2023. Utilization from these sources totaled $267.4 million at September 30, 2023, compared to $10.0 million at September 30, 2022, and $468.4 million at June 30, 2023. Importantly, core deposits have historically represented, and currently represent, the primary funding resource of the bank.

Investment Portfolio Overview

Total investment securities were $1.11 billion at September 30, 2023, reflecting a decrease of $215.0 million, or 16%, as compared to $1.32 billion at September 30, 2022. On a linked quarter basis, investment securities decreased $86.1 million, or 7%. Investment securities represented 17% of total assets on September 30, 2023, compared to 21% on September 30, 2022, and 18% on June 30, 2023. Effective duration for the investment portfolio was 6.7 years at September 30, 2023, compared to 4.0 years at December 31, 2019 and 6.5 years at December 31, 2022. Duration of the portfolio expanded following the deployment of excess liquidity to the investment portfolio and the dramatic rise in interest rates during 2022 that has continued into 2023. The ratio of investment securities as a percentage of total assets remains elevated over historical levels of approximately 12% to 14% during 2014 to 2020. The company expects the investment securities portfolio as a percentage of assets to continue to decrease over time as the proceeds from pay downs, sales and maturities of these investment securities are used to fund loan portfolio growth and for other general liquidity purposes. Investment portfolio sales of $102.8 million for losses of $16,000 and investment portfolio cash flows of $55.3 million provided liquidity of $158.2 million during the nine months ended September 30, 2023. The company anticipates receiving principal and interest cash flows of approximately $125.0 million during the next five quarters.

Net Interest Margin

Net interest margin was 3.21% for the third quarter of 2023, representing a 36 basis point contraction from 3.57% for the third quarter of 2022. Earning assets yields increased by 157 basis points to 5.81% for the third quarter of 2023, up from 4.24% for the third quarter of 2022. The increase in earning asset yields was offset by an increase in the company's funding costs as interest expense as a percentage of average earning assets increased to 2.60% for the third quarter of 2023 from 0.67% for the third quarter of 2022, an increase of 193 basis points. The target Federal Funds rate was increased by 225 basis points between September 30, 2022 and September 30, 2023, from a range of 3.00%-3.25% to a range of 5.25%-5.50%. While the rate increases have positively affected the company's yields on earning assets between the two periods, the company has experienced an offsetting increase to funding costs as excess customer liquidity was utilized and the competition for deposits has increased throughout the industry.

Linked quarter net interest margin contracted by 7 basis points and was 3.21% for the third quarter of 2023, compared to 3.28% for the second quarter of 2023. The linked quarter contraction in net interest income was a result of a net increase in funding costs over average earning asset yields. Average earning asset yields increased by 16 basis points from 5.65% during the second quarter of 2023 to 5.81% during the third quarter of 2023. Earning asset yields benefited from a 25 basis point increase in the target Federal Funds rate in July 2023. The increase in earning asset yields was offset by a 23 basis point increase in interest expense as a percentage of average earning assets. This increase in interest expense was driven by continued upward pressure in deposit costs resulting from market competition. Total noninterest bearing deposits to total deposits were 24% at September 30, 2023, compared to 27% at June 30, 2023 and 32% at September 30, 2022. The cumulative loan beta, which measures the sensitivity of a bank's average loan yield to changes in short-term interest rates, is 52% for the current rate-tightening cycle, compared to 61% during the prior tightening cycle. The cumulative deposit beta, which measures the sensitivity of a bank's deposit cost to changes in short-term interest rates, is 46% for the current rate-tightening cycle, compared to 45% during the prior tightening cycle.

“The deposit mix shift that began in the fourth quarter of 2022 has slowed in the third quarter of 2023 from peak levels in the second quarter of 2023,” noted Findlay. “As a result, our net interest margin decline has slowed during the quarter. Our commercial depositors remain with elevated liquidity and as a result are utilizing credit availability in a more limited manner as evidenced by the downward trend in commercial line utilization. Although the deposit mix shift has put pressure on net interest margin, we are pleased with growth in deposit relationships for commercial, retail and public fund deposit accounts.”

Net interest income was $48.4 million for the third quarter of 2023, representing a decrease of $4.1 million, or 8%, as compared to the third quarter of 2022. On a linked quarter basis, net interest income decreased $131,000, or less than 1%, from $48.5 million for the second quarter of 2023. Net interest income increased by $2.4 million, or 2%, for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, due primarily to an increase in loan interest income of $88.9 million, offset by a decrease to securities interest income of $2.9 million, an increase in deposit interest expense of $77.6 million, and an increase in borrowing expense of $8.1 million.

Asset Quality

The company recorded a provision expense of $400,000 in the third quarter of 2023, compared to no provision expense in the third quarter of 2022. On a linked quarter basis, the provision expense decreased by $400,000 from $800,000 for the second quarter of 2023, or 50%.

“Asset quality trends continue to be stable. Although there has been some slowing in the recreational vehicle sector, overall, the current economic conditions have not curtailed economic output in our Indiana markets. In addition, we are not experiencing material credit deterioration in the loan portfolio,” stated Findlay.

The allowance for credit loss reserve to total loans was 1.48% at September 30, 2023, versus 1.50% at September 30, 2022 and unchanged from 1.48% at June 30, 2023. Net charge offs in the third quarter of 2023 were $353,000 compared to $284,000 in the third quarter of 2022 and a net recovery of $43,000 during the linked second quarter of 2023. Annualized net charge offs to average loans were 0.03% for the third quarter of 2023, unchanged from the third quarter of 2022, and compared to none for the linked second quarter of 2023.

Nonperforming assets increased $6.6 million, or 66%, to $16.7 million as of September 30, 2023, versus $10.1 million as of September 30, 2022. The increase was a result of the net addition of loan balances placed on nonaccrual status during the first quarter of 2023 due primarily to a single commercial borrower. On a linked quarter basis, nonperforming assets decreased $1.7 million, or 9%, compared to $18.4 million as of June 30, 2023, primarily from paydowns of nonaccrual balances. The ratio of nonperforming assets to total assets at September 30, 2023 increased to 0.26% from 0.16% at September 30, 2022 and decreased from 0.28% at June 30, 2023.

Total individually analyzed and watch list loans increased by $23.2 million, or 14%, to $186.4 million at September 30, 2023, versus $163.2 million as of September 30, 2022. On a linked quarter basis, total individually analyzed and watch list loans increased by $333,000, or less than 1%, from $186.0 million at June 30, 2023. Watch list loans as a percentage of total loans increased by 20 basis points to 3.83% at September 30, 2023, compared to 3.63% at September 30, 2022, and remained unchanged compared to June 30, 2023.

Noninterest Income

The company’s noninterest income increased $671,000, or 7%, to $10.8 million for the third quarter of 2023, compared to $10.2 million for the third quarter of 2022. The increase in noninterest income was driven primarily by an increase in bank owned life insurance income of $955,000, an increase in wealth advisory fees of $239,000, or 12%, and an increase in other income of $175,000, or 41%. Bank owned life insurance income benefited from improved market performance of the company's variable life insurance policies which track to the overall performance of the equity markets, and from the purchase of general life insurance policies during the fourth quarter of 2022. The increase in wealth advisory fees was driven by an increase in trust assets which benefited from new customer inflows. The increase to other income was driven by increased limited partnership income and higher dividends from the company's FHLB stock holdings. Offsetting these increases to noninterest income was a decrease to service charges on deposit accounts of $255,000, or 9%, primarily the result of increased earning credit rating for commercial depositors related to commercial treasury management fees and other changes to the deposit fee schedule for retail accounts. Additional declines included a decrease to investment brokerage fees of $243,000, or 37%, due to fluctuations in fee generating sales volume and mix, and a decrease to loan and service fees of $113,000, or 4%, due to a decline in fee-based volume.

Noninterest income for the third quarter of 2023 decreased by $666,000, or 6%, on a linked quarter basis from $11.5 million during the second quarter of 2023. The linked quarter decrease was driven largely by a decrease in interest rate swap fee income of $794,000, due to no new swap activity during the quarter. Offsetting this decrease was an increase in bank owned life insurance of $316,000, or 46%, due to improved equity market performance.

Noninterest income increased by $1.3 million, or 4%, to $32.7 million for the nine months ended September 30, 2023, compared to $31.3 million for the prior year nine-month period. The increase was driven by increases to bank owned life insurance income of $2.6 million, other income of $348,000, or 22%, interest rate swap fee income of $302,000, or 61%, and wealth advisory fees of $219,000, or 3%. These increases were offset by decreases to mortgage banking income of $955,000, or 124%, service charges on deposit accounts of $590,000, or 7%, loan service fees of $349,000, or 4%, and investment brokerage fees of $341,000, or 20%.

Noninterest Expense

Noninterest expense increased $1.2 million, or 4%, to $29.1 million for the third quarter of 2023, compared to $27.9 million during the third quarter of 2022. The increase in noninterest expense during the quarter was attributable to an increase in salaries and employee benefits of $1.3 million, or 9%, an increase in professional fees of $560,000, or 36%, and an increase in FDIC insurance and other regulatory fees of $413,000, or 90%. Salaries and employee benefits increased due to increases in salaries and employee insurance expense and an increase in deferred compensation expense, which is tied to the market performance of the company's variable bank owned life insurance policies. Professional fees increased as a result of increased interest charges associated with the bank's cash swap collateral positions and increased legal expense. The increase to FDIC insurance and other regulatory fees was caused by a blanket increase to the assessment rate used by the FDIC to calculate insurance premiums. Offsetting these increases was a decrease to other expense of $1.1 million, or 30%, driven by a decrease in accruals pertaining to ongoing legal matters.

On a linked quarter basis, noninterest expense decreased by $13.6 million, or 32%, compared to $42.7 million during the second quarter of 2023.

Noninterest expense increased by $18.5 million, or 22%, for the nine months ended September 30, 2023 from $82.8 million to $101.3 million. The increase to noninterest expense during the year was driven by an $18.1 million wire fraud loss recorded as a component of noninterest expense during the second quarter of 2023. Other drivers contributing to the increase in noninterest expense include an increase to professional fees of $1.8 million, or 39%, an increase to FDIC insurance and other regulatory fees of $953,000, or 63%, and an increase to data processing fees and supplies of $795,000, or 8%.

The company’s efficiency ratio was 49.1% for the third quarter of 2023, compared to 44.5% for the third quarter of 2022 and 71.2% for the linked second quarter of 2023. The company's efficiency ratio for the nine months ended September 30, 2023 was 55.9% compared to 46.7% for the nine months ended September 30, 2022.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio, pretax pre-provision earnings, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of global conflicts, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
THIRD QUARTER 2023 FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
END OF PERIOD BALANCES	2023	2023	2022	2023	2022
Assets	$6,426,844	$6,509,546	$6,288,406	$6,426,844	$6,288,406
Investments	1,105,026	1,191,139	1,320,006	1,105,026	1,320,006
Loans	4,870,965	4,862,260	4,489,835	4,870,965	4,489,835
Allowance for Credit Losses	72,105	72,058	67,239	72,105	67,239
Deposits	5,657,075	5,423,059	5,664,133	5,657,075	5,664,133
Brokered Deposits	177,430	68,361	10,017	177,430	10,017
Core Deposits (1)	5,479,645	5,354,698	5,654,116	5,479,645	5,654,116
Total Equity	557,184	591,995	519,220	557,184	519,220
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	553,381	588,192	515,417	553,381	515,417
Adjusted Tangible Common Equity (2)	780,756	765,090	736,264	780,756	736,264
AVERAGE BALANCES
Total Assets	$6,498,984	$6,432,929	$6,298,358	$6,448,316	$6,469,102
Earning Assets	6,145,894	6,096,284	5,991,630	6,103,538	6,178,787
Investments	1,171,426	1,210,870	1,429,186	1,210,540	1,472,807
Loans	4,849,758	4,797,742	4,415,944	4,791,431	4,381,284
Total Deposits	5,572,466	5,551,145	5,638,469	5,537,379	5,745,771
Interest Bearing Deposits	4,154,825	4,100,749	3,821,699	4,028,087	3,876,913
Interest Bearing Liabilities	4,382,380	4,287,167	3,821,699	4,246,648	3,919,779
Total Equity	592,510	603,999	583,679	594,063	616,202
INCOME STATEMENT DATA
Net Interest Income	$48,393	$48,524	$52,492	$148,436	$146,050
Net Interest Income-Fully Tax Equivalent	49,712	49,842	53,945	152,436	150,171
Provision for Credit Losses	400	800	0	5,550	417
Noninterest Income	10,835	11,501	10,164	32,650	31,343
Noninterest Expense	29,097	42,734	27,894	101,265	82,776
Net Income	25,252	14,611	28,525	64,141	77,840
Pretax Pre-Provision Earnings (2)	30,131	17,291	34,762	79,821	94,617
PER SHARE DATA
Basic Net Income Per Common Share	$0.99	$0.57	$1.12	$2.51	$3.05
Diluted Net Income Per Common Share	0.98	0.57	1.11	2.49	3.03
Cash Dividends Declared Per Common Share	0.46	0.46	0.40	1.38	1.20
Dividend Payout	46.94%	80.70%	36.04%	36.95%	39.60%
Book Value Per Common Share (equity per share issued)	$21.75	$23.12	$20.33	$21.75	$20.33
Tangible Book Value Per Common Share (2)	21.60	22.97	20.18	21.60	20.18
	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
PER SHARE DATA (continued)	2023	2023	2022	2023	2022
Market Value – High	$57.00	$62.71	$81.27	$77.07	$85.71
Market Value – Low	44.46	43.05	64.05	43.05	64.05
Basic Weighted Average Common Shares Outstanding	25,613,456	25,607,663	25,533,832	25,601,493	25,525,734
Diluted Weighted Average Common Shares Outstanding	25,693,535	25,686,354	25,734,613	25,709,841	25,710,088
KEY RATIOS
Return on Average Assets	1.54%	0.91%	1.80%	1.33%	1.61%
Return on Average Total Equity	16.91	9.70	19.39	14.44	16.89
Average Equity to Average Assets	9.12	9.39	9.27	9.21	9.53
Net Interest Margin	3.21	3.28	3.57	3.33	3.25
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	49.13	71.19	44.52	55.92	46.66
Loans to Deposits	86.10	89.66	79.27	86.10	79.27
Investment Securities to Total Assets	17.19	18.30	20.99	17.19	20.99
Tier 1 Leverage (3)	11.64	11.54	11.40	11.64	11.40
Tier 1 Risk-Based Capital (3)	13.89	13.68	14.13	13.89	14.13
Common Equity Tier 1 (CET1) (3)	13.89	13.68	14.13	13.89	14.13
Total Capital (3)	15.14	14.93	15.38	15.14	15.38
Tangible Capital (2)	8.62	9.04	8.20	8.62	8.20
Adjusted Tangible Capital (2)	11.74	11.45	11.32	11.74	11.32
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,782	$1,207	$921	$1,782	$921
Loans Past Due 90 Days or More	19	8	25	19	25
Nonaccrual Loans	16,290	18,004	9,892	16,290	9,892
Nonperforming Loans	16,309	18,012	9,917	16,309	9,917
Other Real Estate Owned	384	384	196	384	196
Other Nonperforming Assets	45	20	0	45	0
Total Nonperforming Assets	16,738	18,416	10,113	16,738	10,113
Individually Analyzed Loans	16,739	18,465	17,313	16,739	17,313
Non-Individually Analyzed Watch List Loans	169,621	167,562	145,839	169,621	145,839
Total Individually Analyzed and Watch List Loans	186,360	186,027	163,152	186,360	163,152
Gross Charge Offs	480	390	373	6,766	1,211
Recoveries	127	433	89	715	260
Net Charge Offs/(Recoveries)	353	(43)	284	6,051	951
Net Charge Offs/(Recoveries) to Average Loans	0.03%	0.00%	0.03%	0.17%	0.03%
Credit Loss Reserve to Loans	1.48	1.48	1.50	1.48	1.50
Credit Loss Reserve to Nonperforming Loans	442.11	400.06	678.01	442.11	678.01
Nonperforming Loans to Loans	0.33	0.37	0.22	0.33	0.22
Nonperforming Assets to Assets	0.26	0.28	0.16	0.26	0.16
	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
ASSET QUALITY (continued)	2023	2023	2022	2023	2022
Total Individually Analyzed and Watch List Loans to Total Loans	3.83%	3.83%	3.63%	3.83%	3.63%
OTHER DATA
Full Time Equivalent Employees	614	632	600	614	600
Offices	53	53	52	53	52

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see “Reconciliation of Non-GAAP Financial Measures”.
(3)Capital ratios for September 30, 2023 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and due from banks	$67,512	$80,992
Short-term investments	78,768	49,290
Total cash and cash equivalents	146,280	130,282

Securities available-for-sale, at fair value	975,532	1,185,528
Securities held-to-maturity, at amortized cost (fair value of $102,629 and $111,029, respectively)	129,494	128,242
Real estate mortgage loans held-for-sale	572	357

Loans, net of allowance for credit losses of $72,105 and $72,606	4,798,860	4,637,790

Land, premises and equipment, net	58,512	58,097
Bank owned life insurance	108,758	108,407
Federal Reserve and Federal Home Loan Bank stock	21,420	15,795
Accrued interest receivable	28,994	27,994
Goodwill	4,970	4,970
Other assets	153,452	134,909
Total assets	$6,426,844	$6,432,371

LIABILITIES
Noninterest bearing deposits	$1,377,650	$1,736,761
Interest bearing deposits	4,279,425	3,723,859
Total deposits	5,657,075	5,460,620

Federal Funds purchased	0	22,000
Federal Home Loan Bank advances	90,000	275,000
Total borrowings	90,000	297,000

Accrued interest payable	16,178	3,186
Other liabilities	106,407	102,678
Total liabilities	5,869,660	5,863,484

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,903,264 shares issued and 25,431,724 outstanding as of September 30, 2023
25,825,127 shares issued and 25,349,225 outstanding as of December 31, 2022	125,758	127,004
Retained earnings	674,917	646,100
Accumulated other comprehensive income (loss)	(228,111)	(188,923)
Treasury stock, at cost (471,540 shares and 475,902 shares as of September 30, 2023 and December 31, 2022, respectively)	(15,469)	(15,383)
Total stockholders’ equity	557,095	568,798
Noncontrolling interest	89	89
Total equity	557,184	568,887
Total liabilities and equity	$6,426,844	$6,432,371

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
NET INTEREST INCOME
Interest and fees on loans
Taxable	$78,910	$52,707	$223,499	$136,580
Tax exempt	1,008	462	2,869	911
Interest and dividends on securities
Taxable	3,077	3,608	9,966	10,613
Tax exempt	4,023	5,009	12,387	14,609
Other interest income	1,605	772	3,604	1,501
Total interest income	88,623	62,558	252,325	164,214

Interest on deposits	37,108	10,066	95,637	18,037
Interest on borrowings
Short-term	3,122	0	8,252	0
Long-term	0	0	0	127
Total interest expense	40,230	10,066	103,889	18,164

NET INTEREST INCOME	48,393	52,492	148,436	146,050

Provision for credit losses	400	0	5,550	417

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	47,993	52,492	142,886	145,633

NONINTEREST INCOME
Wealth advisory fees	2,298	2,059	6,769	6,550
Investment brokerage fees	408	651	1,370	1,711
Service charges on deposit accounts	2,735	2,990	8,091	8,681
Loan and service fees	2,934	3,047	8,782	9,131
Merchant and interchange fee income	938	941	2,744	2,660
Bank owned life insurance income (loss)	1,009	54	2,393	(212)
Interest rate swap fee income	0	88	794	492
Mortgage banking income (loss)	(50)	(89)	(184)	771
Net securities gains (losses)	(35)	0	(16)	0
Other income	598	423	1,907	1,559
Total noninterest income	10,835	10,164	32,650	31,343

NONINTEREST EXPENSE
Salaries and employee benefits	15,977	14,650	43,414	43,840
Net occupancy expense	1,621	1,476	4,874	4,793
Equipment costs	1,325	1,380	4,189	4,250
Data processing fees and supplies	3,379	3,226	10,305	9,510
Corporate and business development	1,201	1,426	3,930	4,078
FDIC insurance and other regulatory fees	871	458	2,469	1,516
Professional fees	2,114	1,554	6,284	4,527
Wire fraud loss	0	0	18,058	0
Other expense	2,609	3,724	7,742	10,262
Total noninterest expense	29,097	27,894	101,265	82,776

INCOME BEFORE INCOME TAX EXPENSE	29,731	34,762	74,271	94,200
Income tax expense	4,479	6,237	10,130	16,360
NET INCOME	$25,252	$28,525	$64,141	$77,840

BASIC WEIGHTED AVERAGE COMMON SHARES	25,613,456	25,533,832	25,601,493	$25,525,734

BASIC EARNINGS PER COMMON SHARE	$0.99	$1.12	$2.51	$3.05

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,693,535	25,734,613	25,709,841	25,710,088

DILUTED EARNINGS PER COMMON SHARE	$0.98	$1.11	$2.49	$3.03

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	September 30, 2023		June 30, 2023		September 30, 2022
Commercial and industrial loans:
Working capital lines of credit loans	$589,345	12.1%	$618,655	12.7%	$684,281	15.2%
Non-working capital loans	812,875	16.7	851,232	17.5	827,014	18.4
Total commercial and industrial loans	1,402,220	28.8	1,469,887	30.2	1,511,295	33.6

Commercial real estate and multi-family residential loans:
Construction and land development loans	633,920	13.0	590,860	12.1	468,288	10.4
Owner occupied loans	811,175	16.6	806,072	16.6	741,293	16.5
Nonowner occupied loans	740,783	15.2	724,799	14.9	655,975	14.6
Multifamily loans	236,581	4.8	254,662	5.2	191,212	4.3
Total commercial real estate and multi-family residential loans	2,422,459	49.6	2,376,393	48.8	2,056,768	45.8

Agri-business and agricultural loans:
Loans secured by farmland	183,241	3.8	176,807	3.6	165,328	3.7
Loans for agricultural production	197,287	4.0	198,155	4.1	176,738	3.9
Total agri-business and agricultural loans	380,528	7.8	374,962	7.7	342,066	7.6

Other commercial loans	125,939	2.6	120,958	2.5	100,831	2.2
Total commercial loans	4,331,146	88.8	4,342,200	89.2	4,010,960	89.2

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	247,114	5.1	229,078	4.7	196,077	4.4
Open end and junior lien loans	189,611	3.9	183,738	3.8	173,419	3.9
Residential construction and land development loans	12,888	0.3	18,569	0.4	18,775	0.4
Total consumer 1-4 family mortgage loans	449,613	9.3	431,385	8.9	388,271	8.7

Other consumer loans	93,737	1.9	92,139	1.9	93,026	2.1
Total consumer loans	543,350	11.2	523,524	10.8	481,297	10.8
Subtotal	4,874,496	100.0%	4,865,724	100.0%	4,492,257	100.0%
Less: Allowance for credit losses	(72,105)		(72,058)		(67,239)
Net deferred loan fees	(3,531)		(3,464)		(2,422)
Loans, net	$4,798,860		$4,790,202		$4,422,596

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	September 30, 2023	June 30, 2023	September 30, 2022
Noninterest bearing demand deposits	$1,377,650	$1,438,030	$1,832,328
Savings and transaction accounts:
Savings deposits	315,651	342,847	428,718
Interest bearing demand deposits	2,891,683	2,819,385	2,652,783
Time deposits:
Deposits of $100,000 or more	756,107	616,455	573,923
Other time deposits	315,984	206,342	176,381
Total deposits	$5,657,075	$5,423,059	$5,664,133
FHLB advances and other borrowings	90,000	400,000	0
Total funding sources	$5,747,075	$5,823,059	$5,664,133

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended September 30, 2023			Three Months Ended June 30, 2023			Three Months Ended September 30, 2022
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,791,156	$78,910	6.53%	$4,739,885	$75,047	6.35%	$4,376,724	$52,707	4.78%
Tax exempt (1)	58,602	1,258	8.52	57,857	1,198	8.31	39,220	583	5.90
Investments: (1)
Securities	1,171,426	8,169	2.77	1,210,870	8,520	2.82	1,429,186	9,949	2.76
Short-term investments	2,533	29	4.54	2,308	26	4.52	2,307	9	1.55
Interest bearing deposits	122,177	1,576	5.12	85,364	1,009	4.74	144,193	763	2.10
Total earning assets	$6,145,894	$89,942	5.81%	$6,096,284	$85,800	5.65%	$5,991,630	$64,011	4.24%
Less: Allowance for credit losses	(71,997)			(71,477)			(67,481)
Nonearning Assets
Cash and due from banks	68,669			69,057			70,672
Premises and equipment	58,782			58,992			58,796
Other nonearning assets	297,636			280,073			244,741
Total assets	$6,498,984			$6,432,929			$6,298,358

Interest Bearing Liabilities
Savings deposits	$329,557	$57	0.07%	$360,173	$65	0.07%	$430,428	$85	0.08%
Interest bearing checking accounts	2,873,795	27,891	3.85	2,930,285	27,226	3.73	2,623,747	8,809	1.33
Time deposits:
In denominations under $100,000	211,039	1,507	2.83	198,864	1,147	2.31	180,774	298	0.65
In denominations over $100,000	740,434	7,654	4.10	611,427	5,173	3.39	586,750	874	0.59
Miscellaneous short-term borrowings	227,555	3,121	5.44	186,418	2,347	5.05	0	0	0.00
Long-term borrowings and subordinated debentures	0	0	0.00	0	0	0.00	0	0	0.00
Total interest bearing liabilities	$4,382,380	$40,230	3.64%	$4,287,167	$35,958	3.36%	$3,821,699	$10,066	1.04%
Noninterest Bearing Liabilities
Demand deposits	1,417,641			1,450,396			1,816,770
Other liabilities	106,453			91,367			76,210
Stockholders' Equity	592,510			603,999			583,679
Total liabilities and stockholders' equity	$6,498,984			$6,432,929			$6,298,358
Interest Margin Recap
Interest income/average earning assets		89,942	5.81%		85,800	5.65%		64,011	4.24%
Interest expense/average earning assets		40,230	2.60		35,958	2.37		10,066	0.67
Net interest income and margin		$49,712	3.21%		$49,842	3.28%		$53,945	3.57%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.32 million, $1.32 million and $1.45 million in the three-month periods ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Nine Months Ended
	Sep. 30, 2023	Jun. 30, 2023	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022
Total Equity	$557,184	$591,995	$519,220	$557,184	$519,220
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	553,381	588,192	515,417	553,381	515,417
Market Value Adjustment in AOCI	227,375	176,898	220,847	227,375	220,847
Adjusted Tangible Common Equity	780,756	765,090	736,264	780,756	736,264

Assets	$6,426,844	$6,509,546	$6,288,406	$6,426,844	$6,288,406
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	6,423,041	6,505,743	6,284,603	6,423,041	6,284,603
Market Value Adjustment in AOCI	227,375	176,898	220,847	227,375	220,847
Adjusted Tangible Assets	6,650,416	6,682,641	6,505,450	6,650,416	6,505,450

Ending Common Shares Issued	25,614,163	25,607,663	25,536,026	25,614,163	25,536,026

Tangible Book Value Per Common Share	$21.60	$22.97	$20.18	$21.60	$20.18

Tangible Common Equity/Tangible Assets	8.62%	9.04%	8.20%	8.62%	8.20%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	11.74%	11.45%	11.32%	11.74%	11.32%

Net Interest Income	$48,393	$48,524	$52,492	$148,436	$146,050
Plus: Noninterest Income	10,835	11,501	10,164	32,650	31,343
Minus: Noninterest Expense	(29,097)	(42,734)	(27,894)	(101,265)	(82,776)

Pretax Pre-Provision Earnings	$30,131	$17,291	$34,762	$79,821	$94,617

Adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated using GAAP amounts. These adjusted amounts are calculated by excluding the impact of the wire fraud loss and corresponding reduction to salaries and employee benefits for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Nine Months Ended
	Sep. 30, 2023	Jun. 30, 2023	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022
Noninterest Expense	$29,097	$42,734	$27,894	$101,265	$82,776
Less: Wire Fraud Loss	0	(18,058)	0	(18,058)	0
Plus: Salaries and Employee Benefits (1)	0	1,850	0	1,850	0
Adjusted Core Noninterest Expense	$29,097	$26,526	$27,894	$85,057	$82,776

Earnings Before Income Taxes	$29,731	$16,491	$34,762	$74,271	$94,200
Adjusted Core Noninterest Expense Impact	0	16,208	0	16,208	0
Adjusted Earnings Before Income Taxes	29,731	32,699	34,762	90,479	94,200
Tax Effect	(4,479)	(5,873)	(6,237)	(14,123)	(16,360)
Core Operational Profitability	$25,252	$26,826	$28,525	$76,356	$77,840

Core Operational Diluted Earnings Per Common Share	$0.98	$1.05	$1.11	$2.97	$3.03

Adjusted Core Efficiency Ratio	49.13%	44.19%	44.52%	46.97%	46.66%

(1) Long-term, incentive-based compensation accruals were reduced as a result of the wire fraud loss.

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